EXHIBIT G
TERMINATION
This termination (this “Termination”), dated as of April 19, 2019, is entered into by and among Mangrove Partners, a Cayman Islands limited liability exempt company, (“Mangrove”), Bluescape Energy Partners LLC, a Delaware limited liability company (“Bluescape”), and Cove Key Bluescape Holdings LP, a Delaware limited partnership (“Cove Key” and, together with Bluescape, collectively, the “Bluescape/Cove Key Group”).  Each of Mangrove, Bluescape and Cove Key is referred to herein as a “Party” and, collectively, as the “Parties”.
Reference is hereby made to that certain Cooperation Agreement (the “Cooperation Agreement”), dated as of March 6, 2019, by and among the Parties.
Pursuant to Section 7(c) of the Cooperation Agreement, the Parties hereby mutually agree to terminate the Cooperation Agreement effective immediately.  In accordance with Section 7 of the Cooperation Agreement, Sections 4, 6 and 10 and any other provision of the Cooperation Agreement that by its terms shall survive the termination of the Cooperation Agreement, shall each survive this Termination and remain in full force and effect.
Each of Mangrove, Bluescape and Cove Key hereby agree and acknowledge that as of the execution hereof (i) the Bluescape/Cove Key Group shall have no responsibility or liability for any fees incurred on or after the date hereof under or relating to the Cooperation Agreement and the activities contemplated thereby, (ii) they have no agreement, arrangement or understanding whatsoever among themselves with respect to the acquisition, holding, voting or disposition of securities of TransAlta Corporation and (iii) each may vote or dispose of any securities of TransAlta Corporation that they may beneficially own in their sole discretion, subject to any contractual obligations each may have to other third parties.
All capitalized terms otherwise not defined herein shall have the respective meanings as set forth in the Cooperation Agreement.

[Signature page following]

IN WITNESS WHEREOF, the parties have caused this Termination to be executed as of the day and year first above written.

MANGROVE PARTNERS

By:	/s/ Nathaniel August
Name:	Nathaniel August
Title:	President and Director

BLUESCAPE ENERGY PARTNERS LLC

By:	/s/ Jonathan Siegler
Name:	Jonathan Siegler
Title:	Managing Director

COVE KEY BLUESCAPE HOLDINGS LP

By:	/s/ Jeff Coviello
Name:	Jeff Coviello
Title:	Managing Member